Exhibit n.7

Report of Independent Registered Public Accounting Firm on Financial Statement Schedule

To the Board of Directors

of Oxford Lane Capital Corp.:

Our audit of the financial statements referred to in our report dated May 23, 2013 appearing in the final prospectus supplement of Oxford Lane Capital Corp. dated June 13, 2013 and filed with the SEC on June 14, 2013, also included an audit of the senior securities table listed in this Registration Statement. In our opinion, the senior securities table for the year ended March 31, 2013 presents fairly, in all material respects, the information set forth therein when read in conjunction with the related financial statements.

/s/ PricewaterhouseCoopers LLP

New York, New York

June 14, 2013